SECURITIES PURCHASE AGREEMENT

DOCUMENT SPA-08102012

This Securities Purchase Agreement (this “Agreement”) is dated as of August 10, 2012 (the “Effective Date”), between T3 Motion, Inc., a Delaware corporation (the “Company”) and JMJ Financial (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase a Promissory Note due, subject to the terms therein, on December 31, 2012, issued by the Company to the Purchaser, in the form of Exhibit A attached hereto (the “Note”), Warrants to purchase shares of the Company’s common stock for a period of four (4) years from the date of issuance, issued by the Company to the Purchaser, in the form of Exhibit B attached hereto (the “Warrants”), shares of common stock of the Company in connection with Origination Fees, as defined below (the “Origination Shares,” and together with the Note and the Warrants, the “Securities”), and two T3 Series ESVs with the specifications set forth in Exhibit C (the “T3 Series ESV”), as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I PURCHASE AND SALE

1.1	Purchase and Sale.

1.1.1 Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note, in an aggregate principal amount of up to $1,000,000, an initial Warrant to purchase 550,000 shares of Company common stock with an aggregate exercise price of $330,000, any applicable Origination Shares, and the T3 Series ESVs. The initial Warrant is immediately exercisable for the full aggregate exercise price of $330,000 with no proration.

1.1.2 On the Effective Date, the Purchaser shall pay $525,000 to the Company in the form of (i) surrendering for cancellation the Secured Promissory Note Agreement dated July 10, 2012 between the Company and the Purchaser, originally paid in the amount of $250,000 on July 10, 2012, in which the Company promised to pay to the Purchaser $275,000 on or before July 31, 2012 (the “Existing Note”), plus (ii) a $250,000 cash payment (less $15,000 expenses withheld as set forth in Section 3.8 below) by wire transfer (the “Initial Funding” and the Initial Funding and the cancellation of the Existing Note are referred to as the “Purchase Price”). Upon delivery of the T3 Series ESVs, the Purchaser shall deliver to the Company, via wire transfer, immediately available funds in the amount of $5,400, which amount represents the manufacturing cost of one of the T3 Series ESVs.

1.1.3 The Company shall deliver to the Purchaser the Note, the Warrant, the Origination Fees, and the T3 Series ESVs. The Company shall deliver the T3 Series ESVs to the Purchaser within two weeks of the Effective Date and the Company shall deliver the Origination Fees as provided in Section 2.2 below.

1.1.4 The Company and the Purchaser shall deliver any other documents or agreements related to this transaction, including, but not limited to, Representations and Warranties Agreement Document RW-08102012 and Security Agreement SA-08102012.

1.2 Additional Payments. The Note allows the Purchaser to pay up to $475,000 of additional consideration to the Company in such amounts and at such dates as the Purchaser may choose in its sole discretion (each, an “Additional Payment”), provided that Purchaser will provide the Company with at least three full business days’ advance written notice of making any such Additional Payment. Within three (3) days after Purchaser makes any Additional Payment to the Company under the Note, the Company shall execute and deliver to the Purchaser an additional Warrant in the form of Exhibit B attached hereto with the number of shares for which the warrant is exercisable equal to the dollar amount of the additional payment made by the Purchaser, at a per share Exercise Price equal to the then applicable Exercise Price on the Warrants issued to the Purchaser, the aggregate exercise amount for any additional Warrant will be equal to the number of shares for which the Warrant is exercisable multiplied by the Exercise Price, and any such Warrant will be immediately exercisable upon the date of issuance of such Warrant. For example, if the Purchaser makes an Additional Payment of $100,000 at a time when the Exercise Price on the Warrants previously issued to the Purchaser is $0.60, the Company shall execute and deliver to the Purchaser a Warrant exercisable to purchase 100,000 shares with an Exercise Price per share of $0.60 and an aggregate exercise amount of $60,000.

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1.3 Effective Date. This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Warrant by both the Company and the Purchaser, and delivery of the Purchase Price by the Purchaser to the Company.

ARTICLE II BRIDGE LOAN; ORIGINATION SHARES

2.1 Bridge Loan Transaction. The Company represents and warrants to the Purchaser as follows:

2.1.1 The Company is entering into this Agreement to provide bridge financing for the Company through December 31, 2012 while it seeks to secure a greater amount and more permanent funds through one or more additional financing transactions;

2.1.2 The Note may be repaid prior to its maturity using the proceeds of such additional financing transactions or may be converted into equity of the Company as per the terms of the Note;

2.1.3 If the Purchaser is a party to any such additional financing transaction, the Company and the Purchaser may mutually agree to restructure the Note as part of such additional financing transaction.

2.1.4 Until such time as the Note is repaid in full in accordance with its terms, the Company will concurrently with the closing of any additional financing transaction that raises $3,000,000 or more for the Company immediately use the proceeds from such additional financing transaction to pay the Purchaser any remaining balance on the Note regardless of the Maturity Date of the Note.

2.1.5. If, at any time prior to the repayment in full of the Note, the Company does not immediately use the proceeds of any additional financing transaction to repay the Note in full, the Company shall be in default under the Note, this Agreement, and all agreements relating to this transaction, and the Company shall pay liquidated damages to the Purchaser in an amount equal to 25% of the then applicable principal sum of the Note plus $15,000 per day from the time of the additional financing transaction until such time as the Company repays the Note in full; and such liquidated damages shall be added to the principal sum of the Note under the Company’s and the Purchaser’s expectation that such liquidated damages amounts will tack back to the original date of the Note.

2.1.6 Purchaser may elect to reject any cash payment from the Company in its discretion, including any payment pursuant to Section 2.1.4 above. Purchaser’s election to reject payment on the Maturity Date of the Note will not cause the Company to be in default under the Note or this Agreement and will extend the Maturity Date of the Note for one year to December 31, 2013.

2.2 Origination Fees. The Company shall pay origination fees to the Purchaser (the “Origination Fees”) in the form of shares of the Company’s common stock (the “Origination Shares”) as set forth below.

2.2.1 The Origination Fee for the Purchase Price shall be $26,250 of Origination Shares. In the event of any Additional Payments, the Origination Fee for such Additional Payment shall be Origination Shares equal to 5% of such Additional Payment.

2.2.2 Within five (5) trading days after the applicable funding event triggering an Origination Fee, the Company shall deliver such number of duly and validly issued, fully paid and non-assessable Origination Shares as equals the applicable Origination Fee divided by $0.60, provided that the delivery of Origination Shares in connection with the payment of the Purchase Price will be within five (5) trading days after the Company receives approval from NYSE MKT of a listing application covering the common stock to be issued under this Agreement. The Company agrees to use commercially reasonable efforts to prepare, submit and pursue approval of such listing application and any other required approvals arising from the transactions contemplated by this Agreement. Within thirty (30) days after Purchaser disposes of the last of the Origination Shares applicable to a funding event that triggered an Origination Fee, the Purchaser shall notify the Company whether it received an amount of net proceeds from the sale of the Origination Shares equal to the applicable Origination Fee. If the Purchaser did not receive net proceeds at least equal to the applicable Origination Fee and the Purchaser so requests, the Company shall deliver to the Purchaser, within three (3) trading days after receipt of such request from the Purchaser, such additional number of Origination Shares (“Make-Whole Shares”) as equals (a) the applicable Origination Fee minus the net proceeds Purchaser received from sale of the Origination Shares, divided by (b) the lowest daily VWAP of the Company’s common stock during the ten days prior to delivery of the Make-Whole Shares. It is the Company’s and the Purchaser’s expectation that the issuance of such Make-Whole Shares will tack back to the original issuance date of the Origination Shares such that the Make-Whole Shares can be issued free trading and free of any restrictive legend.

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ARTICLE III MISCELLANEOUS

3.1 Successors and Assigns. This Agreement may not be assigned by the Company. The Purchaser may assign any or all of its rights under this Agreement and agreements related to this transaction, subject to compliance with applicable securities laws, provided that any assignment to a third party who is either a competitor of the Company or who has otherwise previously acted in a manner adverse to the Company will require the consent of the Company’s Board of Directors unless an event of default has occurred (such that in the event of any default at any time, no consent of the Company’s Board of Directors will be required). The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Reservation of Authorized Shares. As of the Effective Date of this Agreement and for the remaining period during which the Note is outstanding and the Warrants are exercisable for shares of the Company, the Company will reserve from its authorized and unissued common stock a sufficient number of shares (at least 4,000,000 common shares) to provide for the issuance of common stock upon the full conversion of the Note and the full exercise of the Warrants. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of the Note and the Warrants constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of common stock upon the conversion of the Note and the exercise of the Warrants. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated by the Agreement or for the issuance of the shares contemplated by the Note or the shares contemplated by the Warrants.

3.3 Additional Financing. The Purchaser, at its option, may invest up to an additional $1,000,000 (one million dollars), in part, whole, and/or multiple transactions, in the Company on the terms as set forth in this Agreement for a period of one year from the Effective Date. In the event that the Purchaser wishes to exercise this right, the Purchaser will provide written notification to the Company and deliver to the Company, (i) at Purchaser’s election, documents for execution substantially similar to, or containing substantially similar terms as, this agreement and the transaction documents related to this agreement, or (ii) upon mutual agreement of the Company and the Purchaser, new documents that will memorialize the terms of the additional financing.

3.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

3.5 Delivery of Process by Purchaser to Company. In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

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3.6 Notices. Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery. Notices to the Company shall be sent to both the chief executive officer and chief financial officer of the Company.

3.7 Counterparts; Amendments; Waivers. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by email. This Agreement may only be amended in a writing signed by the Company and the Purchaser. Any provision of this Agreement may be waived by a party, provided that such waiver is in writing.

3.8 Expenses. The Company shall pay all of its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement and shall allow Purchaser to withhold $15,000 from the Purchase Price to pay the Purchaser’s costs and expenses (inclusive of the $5,000 of fees specified in Section 7(e) of Security Agreement Document SA-08102012). In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.9 No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Company and the Purchaser.

3.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

3.11 Default. The following are events of default under the Note, the Warrants, and any other document related to the transactions contemplated by this Agreement: (i) the Company shall fail to pay any principal under the Note when due and payable (or payable by conversion) thereunder; or (ii) the Company shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) the Company shall fail to pay any amount under the Warrant when due and payable (or payable upon exercise) thereunder; or (iv) the Company shall fail to honor its obligations under this Agreement, any other document related to this Agreement, or any other written agreement between the Company and the Purchaser; or (v) a receiver, trustee or other similar official shall be appointed over the Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (vi) the Company shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (vii) the Company shall make a general assignment for the benefit of creditors; or (viii) the Company shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (ix) an involuntary proceeding shall be commenced or filed against the Company; or (x) the Company shall lose its ability to electronically transfer shares by “DWAC/FAST” transfer; or (xi) the Company shall lose its status as “DTC Eligible”; or the Company’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (xii) the Company’s common stock shall no longer be listed for trading on a NYSE or Nasdaq national securities exchange (being listed for trading on the OTC Bulletin Board or the Pink Sheets is an event of default); or (xiii) the Company shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission.

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3.12 Other Financings. Without the prior written consent of the Purchaser, the Company may not enter into any financing transaction before December 31, 2012 in which the Company issues securities pursuant to Section 3(a)(10) under the Securities Act of 1933 or in which the Company is able to put securities to a third party or which is commonly known as an “equity line’ transaction.

3.13 NYSE MKT Limitations. The parties are in agreement that the sale and issuance of the Securities comply with, in all respects, the NYSE MKT listing rules such that no 19.99% issuance limitation will be enforced under this Agreement. However, if NYSE MKT were to disagree with the foregoing sentence then, notwithstanding anything to the contrary in this Agreement, the Note, or the Warrant, during such time as the Company’s shares are listed for trading on NYSE MKT, unless the Company shall have obtained a stockholder approval deemed sufficient by NYSE MKT, the Company may not issue to the Purchaser under this Agreement, the Note or the Warrant a number of shares of Common Stock of the Company which, when aggregated with any shares of Common Stock issued to the Purchaser under this Agreement, the Note or the Warrant, including any Origination Shares, Conversion Shares under the Note, or Warrant Shares under the Warrant, would exceed 19.999% of the amount of Common Stock of the Company issued and outstanding on the date of the Closing (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). The foregoing shall not in any way limit the Purchaser’s ability to pursue any remedies against the Company pursuant to the terms of this Agreement, the Notes, the Warrants, or the Security Agreement for failure to deliver shares of Common Stock in accordance with the terms of such documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

T3 MOTION, INC.

By: /s/ Rod Keller

Rod Keller

Chief Executive Officer

PURCHASER:

        /s/ Justin Keener

JMJ Financial / Its Principal

[Securities Purchase Agreement Signature Page]

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EXHIBIT A

Convertible Promissory Note

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EXHIBIT B

Warrant

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EXHIBIT C

T3 Series ESV

T3 SERIES

Electric Stand-Up Vehicle

Features & Specifications

Dimensions

Length	53.5 in
Width	34.6 in
Height	53.3 in
Platform Height	9 in

Weight

Vehicle Weight	300 lbs
Wt. w/o Batteries	260 lbs
Battery Weight	20 lbs
Cargo Capacity	450 lbs

Emergency Package

Siren	Wail Tone + Yelp Horn
Headlights	LED Headlight/Spotlight 45-Degree Tilt
Security	Key On/Off Switch

Performance

Speed Range	User Selectable: 5, 8, 10, 12 m.p.h. or Max
Battery Options	A: Range 15 Miles
	B: Range 25 Miles
	C: Range 45 Miles
	D: Range 75 Miles
Motor	Electric DC Motor
Wheels	All-Aluminum rims (Front and Rear)
Tires	Front 15" X 6" Rear 17" 60 X 120
Turning Radius	Zero-degree turning radius

Light Package

Red/Blue
Red
Amber

*Custom Lighting upon request

Black Pannier Bag

Red Pannier Bag

T3MOTION

Power Module

Charger

On-board Video

ALPR

External Frame/Cases

Multiple Trailer Options

Hitch Mount Carrier

Side Mirrors

Snow Tire

Color Options

*Li-Poly Batteries
*Based on 1 kilowatt usage per day at an average cost of 10 cents per kilowatt
*All performance specifications based upon average rider weight of 200 pounds

All specifications are subject to change without notice

T3 MOTION

Tel: (714) 619-3600
Fax: (714) 619-3616
Email: sales@t3motion.com

2990 Airway Avenue
Costa Mesa, CA 92626 USA
www.t3motion.com

No Emergency Package

Speed Range of Max (20 mph)

Battery Option D (75 mile range)

Black Pannier Bag

Power Module

Charger

External Cases

Side Mirrors

Color: White with JMJ Financial Logo on front

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